Solomon Signs South African Distributor

TARPON SPRINGS, Fla.-- Nov. 8, 2004--Solomon Technologies, Inc. (OTCBB:SOLM) announced today it has reached an agreement with Nautique Propulsion Systems of South Africa, to exclusively distribute the STI electric propulsion system to boat builders and boatyards throughout the South African market. Nautique has contracted to purchase a minimum of a dozen STI systems over the next year.

Nautique, whose personnel have already received training at STI headquarters in Tarpon Springs, Florida and have been certified to install the STI system in boats, will build a catamaran demonstration boat to exhibit the Solomon system to South African boat builders. Solomon will provide marketing assistance to Nautique.

Company founder David Tether noted that according to the South African Boat Builders Business Council, there are over 65 premier boat builders in the country including such internationally known manufacturers as Fortuna Yachts, Robertson & Caine International, Jaz Yachts and African Cats.

Solomon President Peter DeVecchis added, "This agreement provides an important new distribution center in one of world's fastest growing boatbuilding markets while simultaneously exposing our technology to an entirely new set of potential customers."

Information about Solomon Technologies,  Inc.:

Solomon Technologies, Inc. has been successfully installing and supporting marine installation of its patented and proprietary electric motor drive systems around the world. Solomon currently provides propulsion systems for new and retrofit marine applications as well as motors for high growth, high volume land based vehicle and machinery applications. Solomon, through its proprietary propulsion systems and patented Electric Wheel(R) technology, offers a unique electric motor design with an ability to efficiently regenerate electricity and leads the way in the recreational boating industry's adoption of the fundamental new technology.

FORWARD LOOKING STATEMENTS: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Solomon Technologies, Inc. in this release that are not historical in nature, particularly those that utilize the terminology such as "may," "will," "should," "likely," "expects," "anticipates," "estimates," "believes," or "plans," or comparable terminology, are forward-looking statements based on current expectations about future events, which management has derived from the information currently available to it. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Important factors known to management that could cause forward-looking statements to turn out to be incorrect are identified and discussed from time to time in the company's filings with the Securities and Exchange Commission. The forward-looking statements contained in this release speak only as of the date hereof, and the company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
        Solomon Technologies, Inc.
        Peter DeVecchis, 727-934-8778
        www.solomontechnologies.com

        or

        Investor Awareness, Inc.
        Kevin Dudley, 847-945-2222
        www.investorawareness.com


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